Exhibit 10.7

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

S&P Global

55 Water Street

New York, New York 10041

November 10, 2025

Joe LaFeir

[***]

Dear Joe,

Congratulations on your new position as President, Mobility Business Solutions, S&P Global Mobility (“Mobility”)! We are delighted with your success and look forward to your continued leadership. You will be starting in your position on September 3, 2025 with a principal location of Michigan or such other date or location as may be agreed to by the Company in writing, reporting to Bill Eager. This offer is contingent on your beginning employment as indicated above.

Your payroll employer entity is IHS Global Inc. (together with S&P Global Inc., the “Company”) and you will be paid an annualized salary of $475,000.00 USD on a bi-weekly basis (except where local law requires more frequent payment), less lawful deductions. This position is classified as exempt under the Fair Labor Standards Act (FLSA) and therefore is not eligible for overtime pay.

You will be eligible to participate in the applicable annual bonus plan (“Bonus Plan”) with a target incentive opportunity of $380,000.00 USD. Actual payment under the Bonus Plan, if any, will be based on the degree of achievement of the established company and/or division objective(s) and your individual performance and contribution, as determined in the Company’s discretion. Awards may be less than the communicated target and are subject to your People Leader’s assessment of your performance. Please note that your target opportunity and eligibility are not commitments to pay any award, as all payments under the Bonus Plan are discretionary. Target opportunities are subject to change by the Company in its discretion from year to year. Further, to receive a payment, you must be an employee in good standing and be employed by the Company, or any of its business units, on the Bonus Plan payout date.

You will also be eligible to participate in the S&P Global Long-Term Stock Incentive Program. Under this Program, for 2026, you will be eligible to receive a long-term incentive grant that, if approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Compensation Committee”) or its authorized delegate and granted, will be a target value of $700,000.00 USD. Any such grant will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the S&P Global Long-Term Stock Incentive Program under the S&P Global Inc. 2019 Stock Incentive Plan, as applicable, and the associated award agreement that you receive at the time of grant. In addition, you may also be eligible to receive future long-term incentive grants, as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the then-applicable S&P Global Long-Term Stock Incentive Program. For the avoidance of doubt, any long-term incentive grant you receive in 2026 is not a guarantee that the same or a similar award will be made in future years, and there is no assurance that any future long-term incentive awards will be made.

Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty days, and benefit coverage is retroactive to your Start Date. Please click here to review information regarding the benefits available to employees of S&P Global.

S&P Global has a flexible paid time off program (called “Recharge”). Additional information about our Recharge program can be found here.

To facilitate an effective transition, in the event you choose to leave the Company, you must provide the Company with 90-days’ written notice to the Chief People Officer. You agree that the notice period required is reasonable and necessary to assist the Company in a transition period. You understand that the Company may, at its discretion, shorten the time of the notice period either before or after you give the notice, but your separation will still be considered a resignation. You acknowledge and agree that you have a duty to notify any new employer(s) of the existence of this obligation and its restrictions and hereby grant consent to Company to inform any new employer(s) of the restrictions under this obligation.

All employees are required to adhere to the Company’s Code of Business Ethics (the “COBE”) and Securities Disclosure Policy throughout their employment, including any notice periods (whether worked, not worked or “garden leave”).  The purpose of the COBE and the Securities Disclosure Policy is to establish guidelines reasonably designed to identify and prevent recipients form breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict of interest or the appearance of a conflict of interest. In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, Code of Business Ethics and/or a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high−level principles that govern the conduct of the Company’s Credit Rating Activities. Failure to comply with Company policies, including the COBE and Securities Disclosure Policy, may result in disciplinary action up to and including termination of employment.  All violations or potential violations of the COBE of which you become aware, should be reported promptly to the People Team.  Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the COBE and understand your continuing obligation to comply with its terms.  Periodic certifications relating to the Securities Disclosure Policy are also required.  Please note that the Securities Disclosure Policy includes requirements that may extend to an employee’s immediate family (as defined in the policy), and that for some positions the applicable policies may impact your ability to maintain and conduct trades of certain holdings.  To the extent that the COBE and Securities Disclosure Policy, or compliance therewith, would be inconsistent with applicable law, applicable law will govern. Any questions relating to the “Codes” or the Securities Disclosure Policy should be directed to [***].

By accepting this letter of offer, you acknowledge that you are aware that your personal data will be handled in accordance with the S&P Global Employee Privacy Policy (Applicable to U.S., India and Pakistan). This policy means that your data may be collected, transferred, disclosed, stored or otherwise processed in S&P Global and its affiliates’ systems, as well as the systems of service providers, that may be located in a jurisdiction which is different to your work location and where the data privacy laws may be different to the laws in your work location. Please take a moment to review the Policy before accepting this letter of offer. S&P Global updates its policies from time to time. If you have any questions about the applicable Policy now or in the future, please contact [***].

This letter is not an offer of a contract of employment. It is the Company’s policy that all employment is “at-will.” This means either the employee or the Company may terminate employment for any reason at any time. No change in the “at-will” employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Hire Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.

If you require immigration sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non-solicitation of employees, confidentiality and ownership of information provisions.

You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You also represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. Finally, please understand that you are strictly prohibited from using or disclosing any confidential information or materials of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party.

You will receive a notification requesting you to provide an e-signature to accept this offer.

If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Amy Linder
Amy Linder
Global Head of People, Mobility